Exhibit 10.26
RESTRICTED STOCK UNIT AWARD AGREEMENT
Amended and Restated Effective November 26, 2008
     THIS AGREEMENT was entered into and effective as of [                    ] (the “Date of Grant”), by and between Nash-Finch Company (the “Company”) and [                    ](the “Director”). The Agreement is hereby amended and restated in its entirety, effective as of November 26, 2008.
     Pursuant to the Nash Finch Company 2000 Stock Incentive Plan, as amended (the “Plan”), and resolutions adopted by the Board of the Company as of December 31, 2003 and February 24, 2006, each non-employee director of the Company is to automatically receive, immediately following each annual meeting of the stockholders of the Company, an annual grant of Performance Units (as defined in the Plan) having an initial value of $45,000.00. Each capitalized term used but not defined in this Agreement shall have the meaning assigned to that term in the Plan.
     The Director is a non-employee director of the Company, and entitled to receive an annual grant of Performance Units on the terms and conditions contained in this Agreement and the Plan. In this Agreement, the term “Restricted Stock Units” will be used to refer to the Performance Units granted to the Director pursuant to this Agreement and any similar agreement entered into between the Director and Company.
     The parties hereto agree as follows:
1. Grant of Restricted Stock Units.
     The Company hereby grants to the Director a Restricted Stock Unit award (the “Award”) consisting of [                    ] Restricted Stock Units. The Restricted Stock Units subject to this Award, together with all other Restricted Stock Units received by the Director, will be reflected in a book account (the “Account”) maintained by the Company, and will be settled pursuant to Section 2 of this Agreement in shares of Common Stock. The number of Restricted Stock Units comprising this Award has been determined by dividing $45,000.00 by the Fair Market Value of a share of Common Stock as of the Date of Grant. This Award is subject to the terms and conditions set forth in this Agreement and in the Plan. Each reference in this Agreement to Restricted Stock Units subject to this Award will be deemed to include not only the number of Restricted Stock Units referenced above, but also any additional Restricted Stock Units granted with respect thereto pursuant to Sections 4.1 and 4.2, or other securities issued with respect thereto pursuant to Section 4.2.
2. Settlement of Restricted Stock Units and Distribution of Shares.
     Subject to the provisions of Sections 3 and 5, during the period beginning on the date that is six (6) months after the date the Director’s service as a director of the Company ends and ending on the 15th day of the third calendar month following such beginning date (provided that the Director is not permitted, directly or indirectly, to designate the taxable year of the payment), the Company shall distribute to the Director, in full settlement of all Restricted Stock Units in the Director’s Account, one share of Common Stock for each Restricted Stock Unit. For purposes of such settlement, the number of Restricted Stock Units will be rounded to the nearest whole Restricted Stock Unit, with any fractional Restricted Stock Unit less than 0.5 disregarded. The number of Restricted Stock Units with respect to which shares of Common Stock will be distributed will include additional Restricted Stock Units granted pursuant to Section 4.1 with respect to any cash dividend declared with a record date prior to the date the Director’s service as a director of the Company ends. If the Director dies before all Restricted Stock Units credited to the Director’s Account have been settled in shares of Common Stock, all remaining Restricted Stock Units shall be settled pursuant to Section 3.2 and the underlying shares of Common Stock shall be delivered to the beneficiary designated pursuant to Section 6.
3. Effect of Termination of Service.
     3.1 Within Six Months of Grant. Subject to Section 5, if the Director’s service as a director of the Company ends for any reason other than death or Disability within six months of the Date of Grant, the Restricted Stock Units subject to this Award will be forfeited and this Award will be of no further force or effect.
     3.2 Death or Disability. If the Director’s service as a director of the Company ends because of the Director’s death or Disability, the Restricted Stock Units subject to this Award will immediately vest in full and be settled as soon as administratively practicable after such termination of service, and in any event within ninety (90) days following such termination of service, in the manner described in Section 2.
4. Dividends and Other Distributions.
     4.1 Cash Dividends. If a record date for a cash dividend declared by the Company’s Board occurs prior to the date the Director’s service as a director of the Company ends, the Director will be granted additional Restricted Stock Units pursuant to this Section 4.1. As of the first day of each calendar quarter immediately following a calendar quarter in which such a record date occurs (or, if sooner, as of the date the Director’s service as a director of the Company ends), the Director will be granted that number of additional Restricted Stock Units determined according to the following formula:
     Cash dividend per share x Number of Restricted Stock Units
                              Fair Market Value
     For purposes of this formula:
•	“Cash dividend per share” means the cash dividend declared per share of Common Stock for the applicable record date;

•	“Number of Restricted Stock Units” means the aggregate number of Restricted Stock Units held by the Director as of that record date; and

•	“Fair Market Value” means the Fair Market Value of a share of Common Stock on the last day of the calendar quarter in which such record date occurs

(or, if sooner, on the date the Director’s service as a director of the Company ends).
Any additional Restricted Stock Units granted under this Section 4.1 will be settled in the manner described in Section 2, and will otherwise be subject to the provisions of Section 3 and the other terms and conditions of this Agreement and the Plan.
     4.2 Adjustments for Other Distributions and Events. If any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering or divestiture (including a spin-off) or any other similar change in the corporate structure or shares of the Company occurs, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Director, will make appropriate adjustment (which determination will be conclusive) in the number of Restricted Stock Units credited to the Director’s Account and/or as to the number and kind of securities or other property (including cash) subject to the Restricted Stock Units; provided, however, that any such securities or other property distributable with respect to the Restricted Stock Units shall be, unless otherwise determined by the Committee, distributed to the Director in the manner described in Section 2 and shall, together with the Restricted Stock Units, otherwise be subject to the provisions of Sections 3 and 5 and the other terms and conditions of this Agreement.
5. Change in Control.
     If, prior to the date that all Restricted Stock Units subject to this Award have been settled and all of the resulting shares of Common Stock have been distributed to the Director pursuant to Section 2, a Change in Control of the Company shall occur, then (i) the forfeiture provisions of Section 3.1 shall lapse and have no further applicability to the Director, and (ii) all the Restricted Stock Units subject to this Award shall be settled and all the resulting shares of Common Stock shall be distributed to the Director on the day the Change in Control becomes effective; provided that prior to a Change in Control that occurs after December 31, 2008, the Director may to waive the right to such acceleration with respect to Restricted Stock Units granted in calendar year 2008, by submitting a written election on or before December 31, 2008, in which case Sections 2 and 3 shall continue to apply to the Director. In effecting such distribution, the Committee may make such arrangements, including deposits in escrow or in trust in advance of the anticipated effective date of the Change in Control, as it may deem advisable to carry out the foregoing and to protect the interests of the Company in the event the Change in Control does not occur.
6. Beneficiary Designation.
     Director shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries to receive the Director’s Restricted Stock Units upon the Director’s death. In the event of the Director’s death, distribution of the shares of Common Stock underlying such Restricted Stock Units will be made to such beneficiary or beneficiaries. The Director shall have the right to change his or her beneficiary designation at any time. Each beneficiary designation shall become effective only when filed in writing with the Company during the Director’s life on a form prescribed by or approved by the Company. If the Director fails to designate a beneficiary as provided above, or if all designated beneficiaries die before the Director, then the beneficiary shall be the Director’s estate.
7. Subject to the Plan.
     The Restricted Stock Units subject to this Agreement have been granted under, and are subject to the terms of, the Plan. The provisions of this Agreement will be interpreted so as to be consistent with the terms of the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. If any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.
8. Miscellaneous.
     8.1 Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.
     8.2 Section 409A. This Agreement and the Plan are intended to comply with all applicable law, including the requirements of Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the effective date of this amendment and restatement of the Plan (“Section 409A”), and shall be operated and interpreted in accordance with this intention.
     8.3 Governing Law. This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Award or Agreement will be brought in an appropriate Minnesota court, and the parties hereto consent to the exclusive jurisdiction of the court for this purpose.
     8.4 Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding between the parties hereto with respect to the grant of the Restricted Stock Units hereunder and the administration of the Plan, and supersede all prior agreements, arrangements and understandings relating to the grant of the Restricted Stock Units hereunder and the administration of the Plan.
     8.5 Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

     The parties hereto have executed this Agreement effective the day and year first written above.

NASH FINCH COMPANY		DIRECTOR:

By:

Kathleen M. Mahoney
Senior Vice President, General Counsel & Secretary